Exhibit 99.1

Spherix and Charter Communications File Joint Stipulation of Dismissal

Spherix and Cable Companies Reach Agreement, Dismissing All Claims Against Spherix and Agreeing to Negotiate in Good Faith

BETHESDA, MD., June 11, 2014 /PRNewswire/ -- Spherix Incorporated (NASDAQ:SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, today announced that Spherix and Charter Communications, Inc., Wideopenwest Finance LLC a/k/a Wow! Internet, Cable & Phone, Knology, Inc., Cequel Communications, LLC, d/b/a Suddenlink Communications, and Cable One, Inc., (collectively “Plaintiffs”) filed a joint stipulation of dismissal in the action filed on January 17, 2014.

As a result, the Plaintiffs’ allegations against the Company are dismissed without prejudice, with each party to bear its own costs. The Plaintiffs and Spherix also agreed, with respect to all patents owned by Spherix as of the date of the filing, to negotiate in good faith prior to bringing any action concerning these patents or bringing an action for infringement of these patents.  The parties agreed that any further actions related to these patents will be brought solely in Delaware.

Anthony Hayes, Chief Executive Officer of Spherix, stated, “Spherix remains committed to negotiating in good faith in all cases, and this joint agreement underscores this core value. We are pleased to have reached this agreement to dismiss the action and we will work to secure a long-term understanding with the Plaintiffs in a responsible way.”

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:
Hayden IR
Brett Mass
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix Contact:
Phone: (703) 992-9325
Email: info@spherix.com
www.spherix.com